EXHIBIT 12.1  UNIFRAX  CORPORATION  COMPUTATION  OF RATIO OF  EARNINGS  TO FIXED
              CHARGES

                                                 Year Ended December 31
                                              1997        1998       1999
                                              ----        ----       ----
                                                    (In Thousands)
Earnings from continuing operations before
  income taxes                             $ 7,502       6,350    $  7,766

Fixed charges
  Interest                                  12,537      11,988      11,335
  Imputed interest on operating lease
   obligations                                 403         381         278
                                           -------    --------    --------

                                            12,940      12,369      11,613
Adjusted earnings available for payment of
   fixed charges                           $20,442   $  18,719    $ 19,379
                                           =======   =========    ========

Ratio of earnings to fixed charges             1.6         1.5         1.7
                                           =======   =========    ========